EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Darin Janecek	Joe Dorame, Robert Blum, Joe Diaz
	Chief Financial Officer	Lytham Partners, LLC
	ARI Network Services	(602) 889-9700
	Phone: (414) 973‐4300	aris@lythampartners.com

ARI Network Services Announces First Quarter 2012
Financial Results

Net income up 175%; Operating income up 11.5%; Recurring revenue up 6.4%

Milwaukee, Wis., December 14, 2011 – ARI Network Services (OTCBB: ARIS), a leading provider of SaaS solutions that enable dealers, distributors and manufacturers in selected vertical markets increase revenue and reduce costs, reported financial results today for the first quarter of fiscal year 2012 ended October 31, 2011.

First Quarter 2012 Highlights

•
Net income for the first quarter of fiscal year 2012 increased 175% to $272,000 compared to $99,000 in the fiscal 2011 first quarter; earnings per share were $0.03 for the quarter versus $0.01 last year;

•	Operating income for the quarter increased 11.5% to $496,000 from $445,000 in the comparable quarter of fiscal 2011;
•	Recurring revenue for the quarter increased 6.4% to $4.6 million from $4.3 million in last year’s first quarter;
•	Total revenues for the quarter were $5.4 million compared to $5.3 million, a 1.6% increase, versus the first quarter last year;
•	Cash flows from operations increased 58.7% to $835,000 compared to $526,000 in the first quarter of fiscal 2011;
•	Interest expense for the quarter decreased 69.2% to $62,000 compared to $201,000 in the first quarter of 2011;
•	EBITDA (defined below), a non-GAAP measure, increased 12.4% to $1.2 million for the quarter compared to $1.1 in the first quarter of 2011.

First Quarter 2012 Financials

For the first fiscal quarter ended October 31, 2011, ARI reported revenues of $5.4 million versus $5.3 million in the comparable quarter of 2011. The company reported net income of $272,000, or $0.03 per share, in the first quarter of 2012, compared to net income of $99,000, or $0.01 per share in the first quarter of 2011.  Recurring revenues for the quarter were $4.6 million, or 85% of total revenue, versus $4.3 million, or 81% of total revenue, for the first quarter last year.

Total operating expenses in the quarter were $3.8 million, or 69.8% of revenue, which is comparable to the fiscal 2011 first quarter, in which total operating expenses were $3.7 million, or 69.7% of revenue.

Operating income for the first quarter was $496,000; an increase of 11.5% from the fiscal 2011 first quarter. The improvement is attributable to the company’s focus on expanding recurring revenues, which have the benefit of lower incremental costs compared to non-recurring revenues, and the continued execution of operational efficiencies and cost reduction strategies throughout the organization.

Our first quarter revenues and operating income were impacted due to the Company’s divestiture of its AgChem EDI business in March 2011.  We reported revenues of $123,000 related to this business in the first quarter of fiscal 2011, which did not repeat this year.  Excluding these revenues, we achieved organic revenue growth of 4.0% year over year.

The company reported a 12.4% increase in EBITDA (defined below) to $1.2 million during the quarter, compared to EBITDA of $1.1 million in the fourth quarter of fiscal 2011.  Similar to operating income, the improvement in EBITDA is primarily attributable to increased gross profits and a reduction in operating expenses.

Management Discussion

Roy W. Olivier, president and chief executive officer of ARI, commented, “We continue to make substantial progress toward the execution of our strategic plan aimed at acquiring new customers and nurturing existing customers through innovative new product functionality and service offerings.  We are pleased with the financial results of the quarter, which reflect increased recurring revenues, operating income, and cash flows.  The operating cash flow improvements we have achieved have allowed us to continue to make capital investments in the business, by enhancing our existing products, developing new products and services and improving our technology infrastructure.  We expect these investments to generate significant returns in the future.”

Mr. Olivier continued, “We are driving organic growth despite the current economic conditions and recurring revenues continue to increase and become a larger portion of our product mix.  We are dedicated to expanding our recurring revenue stream as this is the most cost efficient manner of growing our business in the coming years through our value-added Software-as-a-Service (“SaaS”) business model.”

Darin R. Janecek, chief financial officer of ARI, commented, “The results of this quarter clearly reflect the benefit of tightly managing operating costs on a consistent basis. The renegotiation of our long-term debt at the end of fiscal 2011 cut our first quarter interest costs by $139,000, or 70%, compared to the same period last year.  In addition to the continued investment in the business, our improved results allowed us to pay down $445,000 of debt during the quarter.  We will continue to be vigilant in managing expenses across the entire ARI enterprise and will make strategic investments to further improve efficiencies going forward.”

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization.  Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.  A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

First Quarter Conference Call

ARI will conduct a conference call today, Wednesday, December 14, 2011 at 4:30 pm EST to review the financial results for the first quarter of fiscal year 2012 ended October 31, 2011. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet web cast, which is available in the Investor Relations section of the Company’s website at http://www.arinet.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10007351. A web cast replay will be available in the Investor Relations section of the Company’s website at http://www.arinet.com until the next earnings conference call.

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2011, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)
	(Unaudited)
	Three months ended October 31
	2011	2010
Net revenue	$5,410	$5,324
Cost of revenue	1,136	1,167
Gross profit	4,274	4,157
Operating expenses:
Sales and marketing	1,033	1,142
Customer operations and support	846	789
Software development and technical support (net of capitalized software product costs)	388	322
General and administrative	1,108	1,052
Depreciation and amortization (exclusive of amortization of software product costs included in cost of revenue)	403	407
Net operating expenses	3,778	3,712
Operating income	496	445
Other income (expense):
Interest expense	(62)	(201)
Other, net	6	-
Total other income (expense)	(56)	(201)

Income before provision for income tax	440	244
Income tax expense	(168)	(145)
Net income	$272	$99

Net income per common share:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	October 31	July 31
	2011	2011
Current assets:
Cash and cash equivalents	$998	$1,134
Trade receivables, less allowance for doubtful accounts of $378and $383 at October 31, 2011 and July 31, 2011, respectively	871	1,179
Work in process	145	169
Prepaid expenses and other	673	802
Deferred income taxes	2,542	2,693
Total current assets	5,229	5,977
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,327	2,304
Leasehold improvements	584	558
Furniture and equipment	2,136	2,000
	5,047	4,862
Less accumulated depreciation and amortization	3,207	2,988
Net equipment and leasehold improvements	1,840	1,874
Capitalized software product costs:
Amounts capitalized for software product costs	17,127	16,693
Less accumulated amortization	14,213	13,878
Net capitalized software product costs	2,914	2,815
Deferred income taxes	2,568	2,607
Other long term assets	359	346
Other intangible assets	1,861	2,041
Goodwill	5,439	5,439
Total assets	$20,210	$21,099

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	October 31	July 31
	2011	2011
Current liabilities:
Current borrowings on line of credit	$-	$245
Current portion of long-term debt	1,000	917
Accounts payable	526	561
Deferred revenue	5,007	5,282
Accrued payroll and related liabilities	764	1,264
Accrued taxes	60	106
Other accrued liabilities	519	473
Current portion of capital lease obligations	124	127
Total current liabilities	8,000	8,975
Non-current liabilities:
Long-term debt	3,833	4,083
Capital lease obligations	180	210
Total non-current liabilities	4,013	4,293
Total liabilities	12,013	13,268

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share,1,000,000 shares authorized; 0 shares issued and outstanding at October 31, 2011 and July 31, 2011, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000shares authorized; 0 shares issued and outstanding at October 31, 2011 and July 31, 2011, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 7,998,533 and 7,901,774 shares issued and outstanding at October 31, 2011 and July 31, 2011, respectively	8	8
Common stock warrants and options	1,108	1,092
Additional paid-in capital	95,905	95,834
Accumulated deficit	(88,792)	(89,064)
Other accumulated comprehensive loss	(32)	(39)
Total shareholders' equity	8,197	7,831
Total liabilities and shareholders' equity	$20,210	$21,099